UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2022

JANUS HENDERSON GROUP PLC

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands (State or other jurisdiction of incorporation)	001-38103 Commission File Number	98-1376360 (IRS Employer Identification No.)

201 Bishopsgate London, United Kingdom (Address of principal executive offices)		EC2M3AE (Zip Code)

+44 (0) 20 7818 1818

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.50 Per Share Par Value	JHG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Appointment

Janus Henderson Group plc (the “Company”) today announced that the Company’s board of directors (the “Board”) has appointed Ali Dibadj as its Chief Executive Officer, effective on a mutually agreed date but no later than June 27, 2022. Mr. Didabj is also expected to join the Board once he commences employment with the Company.

Mr. Dibadj, age 46, has served as the Chief Financial Officer and Head of Strategy of AllianceBernstein L.P. (“AllianceBernstein”) since February 2021. Previously, he served as Head of Finance and Head of Strategy from April 2020 to February 2021. He co-led AllianceBernstein’s Strategy Committee in 2019 and served as a senior research analyst with Bernstein Research Services from 2006 to 2020. Prior to joining AllianceBernstein, Mr. Dibadj spent approximately a decade in management consulting, including with McKinsey & Company and Mercer. Mr. Dibadj holds an S.B. in engineering sciences from Harvard College and a J.D. from Harvard Law School.

In connection with his appointment, Mr. Dibadj and the Company entered into an Offer Letter of Employment, dated March 23, 2022 (the “CEO Offer Letter”). The CEO Offer Letter provides for an initial term of employment of three years, which may be extended for additional periods as agreed by the Company and Mr. Dibadj.

Pursuant to the CEO Offer Letter, Mr. Dibadj will be paid an annual base salary of $725,000 and he will be eligible to participate in the Company’s discretionary variable compensation program. For 2022, Mr. Dibadj will have guaranteed variable compensation of $8,500,000, which currently will be apportioned as 30% cash and 70% deferred equity awards. For each year in the initial term of employment after 2022, the targeted value of the cash portion of his variable compensation will be no less than 30% of his total variable compensation opportunity, the payment of which will be based on the attainment of the applicable performance measures and is not guaranteed. The CEO Offer Letter further provides that, on the later of the date that Mr. Dibadj commences employment with the Company and its subsidiaries and the date immediately following the Company’s 2022 Annual General Meeting of Shareholders, he will receive a one-time new hire long-term equity award with a grant date value of $5,000,000, a portion of which is in respect of unvested equity awards that Mr. Dibadj forfeited in connection with the commencement of employment as the Chief Executive Officer of the Company. The long-term equity award will vest in equal annual installments over the first three years following the date of grant, subject to Mr. Dibadj’s continued employment with the Company. Mr. Dibadj’s variable compensation and equity awards will be subject to the Company’s policies related to deferrals, malus and claw-back and will be otherwise generally subject to the standard terms and conditions applicable to equity incentive awards granted to senior executives of the Company. Pursuant to the CEO Offer Letter, the Company will reimburse Mr. Dibadj for his reasonable relocation expenses in the event that Mr. Dibadj relocates in connection with his role, subject to repayment upon certain terminations of employment within one year following any relocation.

In addition, Mr. Dibadj has also entered into a Severance Rights Agreement dated March 23, 2022 (the "Severance Rights Agreement") which provides that upon a termination of his employment by the Company without Cause or by Mr. Dibadj for Good Reason, in either case, prior to the end of the initial term, Mr. Dibadj will receive a lump sum amount equal to three times his annual total cash compensation, plus any previously unpaid portion of his variable cash compensation from a prior completed fiscal year, plus a prorated annual cash bonus at the target level of performance. In the event that the qualifying termination occurs prior to payment of Mr. Dibadj’s guaranteed variable compensation target for 2022, the cash portion of Mr. Dibadj's annual compensation for purposes of the Severance Rights Agreement will be $3,275,000. In addition, the Company will provide Mr. Dibadji with eighteen months of continued health and welfare coverage. The CEO Offer Letter further provides that any unvested time- or performance-based restricted stock units held by Mr. Dibadj will remain outstanding and will continue to vest in accordance with their terms. The foregoing severance entitlements are subject to the execution of a general release of claims in favor of the Company and continued compliance with post-termination restrictive covenants.

The preceding descriptions of the CEO Offer Letter and Severance Rights Agreement are summaries of their material terms, do not purport to be complete, and are qualified in their entirety by reference to the CEO Offer Letter and the Severance Rights Agreement, copies of which will be filed with the Company’s next Quarterly Report on Form 10-Q and are incorporated herein by reference.

Interim Chief Executive Officer Appointment

In connection with Mr. Dibadj’s appointment and the previously announced retirement of current Chief Executive Officer, Richard Weil, the Board appointed Roger Thompson to serve as the Company’s Interim Chief Executive Officer, effective April 1, 2022.

Mr. Thompson, age 54, has served as the Company’s Chief Financial Officer and as a member of our executive committee since May 2017. Before the merger of Janus Capital Group and Henderson Global Investors (“Henderson”), he was Chief Financial Officer of Henderson from 2013 to May 2017. Mr. Thompson joined Henderson from J.P. Morgan Asset Management where he held various positions of increasing responsibility from 1993 to 2013, including Global Chief Operating Officer, Head of UK and International Chief Financial Officer. Earlier in his career, Mr. Thompson served in a broad range of roles at J.P. Morgan in Tokyo, Singapore and Hong Kong. He trained as an accountant with PricewaterhouseCoopers. Mr. Thompson earned his B.A. in accountancy and economics from Exeter University. He is a chartered accountant and has over 28 years of financial industry experience.

At this time, the Company is not aware of any transactions in which Messrs. Dibadj or Thompson has a direct or indirect interest that would require disclosure under Item 404(a) of Regulation S-K. In addition, neither Messrs. Dibadj nor Thompson has any family relationship with any director or other executive officer of the Company.

Item 7.01 Regulation FD Disclosure.

On March 23, 2022, the Company issued a press release announcing the Chief Executive Officer transition. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 23, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JANUS HENDERSON GROUP PLC

By:	/s/ Michelle Rosenberg
Name:	Michelle Rosenberg
Title:	General Counsel and Company Secretary

Date: March 23, 2022